Exhibit 99.1

Investor Contact:                         Media Contact:
Nicole Vattimo                            Dana Grosser
SEI    SEI
+1 610-676-4385                        +1 610-676-2459
nvattimo@seic.com                         dgrosser@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI REPORTS SECOND-QUARTER 2016 FINANCIAL RESULTS

OAKS, Pa., July 27, 2016 -- SEI Investments Company (NASDAQ:SEIC) today announced financial results for the second-quarter 2016. Diluted earnings per share were $.49 in second-quarter 2016 compared to $.51 in second-quarter 2015.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2016	2015	%	2016	2015	%

Revenues	$343,831	$337,745	2%	$678,094	$663,189	2%
Net income	81,005	86,240	(6)%	158,502	170,851	(7)%
Diluted earnings per share	$0.49	$0.51	(4)%	$0.96	$1.00	(4)%
“Our second-quarter results reflect the broad market adoption of our solutions across our business segments,” said Alfred P. West, Jr., SEI Chairman and CEO. “The new client signings and growth of existing client relationships demonstrate the success we are having in our markets.

“Our larger and more complex client signings are proof of our ability to compete successfully in highly regulated, dynamic markets. Implementing these clients and sustaining this success requires an increase in our technology and operational investments. These investments position us to deliver long-term sustainable growth and increased shareholder value.”

Summary of Second-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2016	2015	%	2016	2015	%
Private Banks:
Revenues	$114,836	$115,333	—%	$228,197	$226,546	1%
Expenses	102,862	104,727	(2)%	206,603	203,983	1%
Operating Profit	11,974	10,606	13%	21,594	22,563	(4)%
Gain on sale of subsidiary	—	—	—%	2,791	2,791	—%
Segment Profit	11,974	10,606	13%	24,385	25,354	(4)%
Operating Margin (A)	10%	9%		9%	10%

Investment Advisors:
Revenues	81,883	77,753	5%	158,562	151,768	4%
Expenses	44,721	40,857	9%	89,495	79,916	12%
Operating Profit	37,162	36,896	1%	69,067	71,852	(4)%
Operating Margin	45%	47%		44%	47%

Institutional Investors:
Revenues	74,674	75,980	(2)%	147,571	149,528	(1)%
Expenses	36,550	36,528	—%	71,932	71,739	—%
Operating Profit	38,124	39,452	(3)%	75,639	77,789	(3)%
Operating Margin	51%	52%		51%	52%

Investment Managers:
Revenues	70,938	67,280	5%	140,856	132,647	6%
Expenses	46,968	42,141	11%	92,243	82,764	11%
Operating Profit	23,970	25,139	(5)%	48,613	49,883	(3)%
Operating Margin	34%	37%		35%	38%

Investments in New Businesses:
Revenues	1,500	1,399	7%	2,908	2,700	8%
Expenses	5,355	4,803	11%	10,587	9,669	9%
Operating Loss	(3,855)	(3,404)	NM	(7,679)	(6,969)	NM

Totals:
Revenues	$343,831	$337,745	2%	$678,094	$663,189	2%
Expenses	236,456	229,056	3%	470,860	448,071	5%
Corporate overhead expenses	13,852	12,771	8%	26,899	26,130	3%
Income from operations	$93,523	$95,918	(2)%	$180,335	$188,988	(5)%

(A) Percentages determined exclusive of gain on sale of subsidiary.

Second-Quarter Business Highlights:

•
Revenue growth in the quarter was primarily driven by higher Asset management, administration, and distribution fees from improved cash flows from new and existing clients. The market volatility occurring during the course of the preceding 12 months negatively impacted our asset-based fee revenues and partially offset our revenue growth.

•
Sales events, net of client losses, during second-quarter 2016 totaled approximately $29.1 million and are expected to generate net annualized recurring revenues of approximately $23.4 million when contract values are fully realized.

•
Our average assets under management, excluding LSV, increased $11.9 billion, or seven percent, to $189.1 billion, as compared to $177.1 billion during the second-quarter 2015 (see attached Average Asset Balances schedules for further details).

•
Our average assets under administration increased $37.5 billion, or nine percent, to $433.7 billion in the second-quarter 2016, as compared to $396.2 billion during the second-quarter 2015 (see attached Average Asset Balances schedules for further details).

•
Our earnings from LSV decreased by $8.0 million, or 21 percent, to $30.3 million in second-quarter 2016 as compared to $38.3 million in second-quarter 2015. The decline in earnings was due to lower assets under management from market volatility and reduced performance fees.

•
We capitalized $10.1 million and $8.1 million of software development costs in second-quarter 2016 and 2015, respectively, of which $8.5 million and $6.3 million are related to continued enhancements to the SEI Wealth Platform.

•
Amortization expense related to the SEI Wealth Platform increased to $11.1 million during the second-quarter 2016 as compared to $10.6 million during the second-quarter 2015 due to continued enhancements.

•
Our operating expenses, primarily personnel costs, in our Investment Advisors and Investment Managers segments increased. These expenses primarily consist of operational and marketing costs and are mainly related to servicing existing clients and acquiring new clients. Additionally, sales compensation expense in our Investment Managers segment increased due to new business activity.

•
The strengthening of the U.S. dollar against the British pound and Canadian dollar during 2016 negatively impacted our revenues and operating income of our Private Banks and Institutional Investors segments. A prolonged period of a strengthening U.S. dollar against these currencies could have a further negative impact to our revenues and operating profits of these segments.

•	Our effective tax rates were 35.2 percent in second-quarter 2016 and 35.6 percent in second-quarter 2015.

•	We repurchased 1.5 million shares of our common stock for $73.5 million during the second-quarter 2016.

Earnings Conference Call
A conference call to review earnings is scheduled for 2 p.m. Eastern time on July 27, 2016. Investors may listen to the call at seic.com/investors. The call may also be accessed at many financial services websites, including Google Finance and Yahoo Finance. Investors may also listen to replays at these websites, or by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 398089.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of June 30, 2016, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $707 billion in mutual fund and pooled or separately managed assets, including $269 billion in assets under management and $438 billion in client assets under administration. For more information, visit seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Asset management, admin. and distribution fees	$262,275	$256,748	$513,712	$503,516
Information processing and software servicing fees	74,992	73,699	148,391	144,352
Transaction–based and trade execution fees	6,564	7,298	15,991	15,321

Total revenues	343,831	337,745	678,094	663,189

Subadvisory, distribution and other asset mgmt costs	40,870	40,872	80,065	79,389
Software royalties and other information processing costs	7,677	8,057	15,425	15,566
Brokerage commissions	5,093	5,431	12,201	11,403
Compensation, benefits and other personnel	102,282	98,999	204,213	193,185
Stock-based compensation	4,189	3,859	7,978	7,609
Consulting, outsourcing and professional fees	39,575	36,969	78,081	72,597
Data processing and computer related	15,782	14,527	31,500	27,927
Facilities, supplies and other costs	17,122	16,659	33,119	33,718
Amortization	11,284	10,611	22,296	20,969
Depreciation	6,434	5,843	12,881	11,838

Total expenses	250,308	241,827	497,759	474,201

Income from operations	93,523	95,918	180,335	188,988

Net gain (loss) on investments	250	(38)	124	212
Interest and dividend income	1,033	755	2,116	1,724
Interest expense	(187)	(114)	(301)	(227)
Equity in earnings of unconsolidated affiliates	30,285	37,289	59,477	71,322
Gain on sale of subsidiary	—	—	2,791	2,791

Income before income taxes	124,904	133,810	244,542	264,810

Income taxes	43,899	47,570	86,040	93,959

Net income	81,005	86,240	158,502	170,851

Basic earnings per common share	$0.50	$0.52	$0.98	$1.03

Shares used to calculate basic earnings per share	161,795	166,152	162,404	166,423

Diluted earnings per common share	$0.49	$0.51	$0.96	$1.00

Shares used to calculate diluted earnings per share	165,088	169,973	165,616	170,338

Dividends declared per common share	$0.26	$0.24	$0.26	$0.24

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$594,767	$679,661
Restricted cash	5,500	5,500
Receivables from investment products	47,066	48,098
Receivables, net of allowance for doubtful accounts of $946 and $649	242,084	223,023
Securities owned	21,290	21,235
Other current assets	30,213	26,207
Total Current Assets	940,920	1,003,724

Property and Equipment, net of accumulated depreciation of $272,292 and $259,501	138,696	143,977
Capitalized Software, net of accumulated amortization of $281,407 and $259,358	288,070	290,522
Investments Available for Sale	88,372	81,294
Investments in Affiliated Funds, at fair value	4,420	4,039
Investment in Unconsolidated Affiliates	41,996	49,580
Deferred Income Taxes	4,041	—
Other Assets, net	13,856	15,492
Total Assets	$1,520,371	$1,588,628

Liabilities and Equity
Current Liabilities:
Accounts payable	$3,541	$4,511
Accrued liabilities	145,717	217,587
Deferred revenue	3,479	2,385
Total Current Liabilities	152,737	224,483

Deferred Income Taxes	67,089	63,028
Other Long-term Liabilities	12,262	11,397
Total Liabilities	232,088	298,908

Shareholders' Equity:
Common stock, $.01 par value, 750,000 shares authorized; 161,191 and 163,733 shares issued and outstanding	1,612	1,637
Capital in excess of par value	933,434	910,513
Retained earnings	380,664	402,860
Accumulated other comprehensive loss, net	(27,427)	(25,290)
Total Shareholders' Equity	1,288,283	1,289,720
Total Liabilities and Shareholders' Equity	$1,520,371	$1,588,628

SEI INVESTMENTS COMPANY
ENDING ASSET BALANCES
(In millions)
(Unaudited)

	Jun. 30,	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,
	2015	2015	2015	2016	2016
Private Banks:
Equity and fixed-income programs	$19,686	$18,243	$18,150	$18,370	$18,328
Collective trust fund programs	13	3	4	4	3
Liquidity funds	5,280	5,469	5,835	5,521	4,848
Total assets under management	$24,979	$23,715	$23,989	$23,895	$23,179
Client assets under administration	17,485	16,896	17,532	18,324	18,537
Total assets	$42,464	$40,611	$41,521	$42,219	$41,716

Investment Advisors:
Equity and fixed-income programs	$46,951	$43,988	$46,123	$47,357	$50,016
Collective trust fund programs	8	9	7	7	5
Liquidity funds	2,817	4,677	4,924	5,051	3,661
Total assets under management	$49,776	$48,674	$51,054	$52,415	$53,682

Institutional Investors:
Equity and fixed-income programs	$75,341	$70,818	$72,263	$73,468	$75,944
Collective trust fund programs	93	96	96	97	88
Liquidity funds	2,960	2,655	2,883	2,390	2,526
Total assets under management	$78,394	$73,569	$75,242	$75,955	$78,558

Investment Managers:
Equity and fixed-income programs	$24	$59	$66	$72	$73
Collective trust fund programs	20,632	19,863	32,117	32,385	33,841
Liquidity funds	1,007	848	832	733	750
Total assets under management	$21,663	$20,770	$33,015	$33,190	$34,664
Client assets under administration (A)	381,963	376,133	390,282	400,579	419,139
Total assets	$403,626	$396,903	$423,297	$433,769	$453,803

Investments in New Businesses:
Equity and fixed-income programs	$779	$752	$764	$803	$820
Liquidity funds	57	51	47	41	37
Total assets under management	$836	$803	$811	$844	$857

LSV Asset Management:
Equity and fixed-income programs	$86,334	$76,958	$78,335	$78,390	$78,352

Total:
Equity and fixed-income programs (B)	$229,115	$210,818	$215,701	$218,460	$223,533
Collective trust fund programs	20,746	19,971	32,224	32,493	33,937
Liquidity funds	12,121	13,700	14,521	13,736	11,822
Total assets under management	$261,982	$244,489	$262,446	$264,689	$269,292

Client assets under administration (C)	399,448	393,029	407,814	418,903	437,676
Total assets	$661,430	$637,518	$670,260	$683,592	$706,968

(A)
Client assets under administration in the Investment Managers segment include $50.0 billion of assets that require limited services and therefore are at fee levels below our normal full service assets (as of June 30, 2016).

(B)	Equity and fixed-income programs include $4.6 billion of assets invested in various asset allocation funds at June 30, 2016.

(C)	In addition to the numbers presented, SEI also administers an additional $12.0 billion in Funds of Funds assets (as of
June 30, 2016) on which SEI does not earn an administration fee. Client assets under administration as of June 30, 2016 do not reflect $1.3 billion in Funds of Funds assets that were reported at December 31, 2015.

SEI INVESTMENTS COMPANY
AVERAGE ASSET BALANCES
(In millions)
(Unaudited)

	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.
	2015	2015	2015	2016	2016
Private Banks:
Equity and fixed-income programs	$19,872	$19,080	$18,603	$17,644	$18,504
Collective trust fund programs	12	6	3	3	3
Liquidity funds	5,256	5,443	5,511	5,661	5,118
Total assets under management	$25,140	$24,529	$24,117	$23,308	$23,625
Client assets under administration	17,823	17,504	17,775	17,248	18,436
Total assets	$42,963	$42,033	$41,892	$40,556	$42,061

Investment Advisors:
Equity and fixed-income programs	$47,027	$45,992	$46,044	$45,175	$48,783
Collective trust fund programs	8	9	8	7	6
Liquidity funds	2,819	3,523	4,784	5,009	4,061
Total assets under management	$49,854	$49,524	$50,836	$50,191	$52,850

Institutional Investors:
Equity and fixed-income programs	$75,426	$73,568	$72,463	$71,779	$74,984
Collective trust fund programs	94	93	96	98	96
Liquidity funds	3,354	2,843	3,109	2,834	2,868
Total assets under management	$78,874	$76,504	$75,668	$74,711	$77,948

Investment Managers:
Equity and fixed-income programs	$25	$24	$59	$66	$72
Collective trust fund programs	21,387	20,449	30,960	30,784	33,021
Liquidity funds	1,010	978	960	832	701
Total assets under management	$22,422	$21,451	$31,979	$31,682	$33,794
Client assets under administration	378,347	380,247	390,080	387,421	415,237
Total assets	$400,769	$401,698	$422,059	$419,103	$449,031

Investments in New Businesses:
Equity and fixed-income programs	$784	$776	$788	$757	$811
Liquidity funds	75	49	47	48	39
Total assets under management	$859	$825	$835	$805	$850

LSV Asset Management:
Equity and fixed-income programs	$87,409	$80,656	$79,634	$74,699	$79,733

Total:
Equity and fixed-income programs	$230,543	$220,096	$217,591	$210,120	$222,887
Collective trust fund programs	21,501	20,557	31,067	30,892	33,126
Liquidity funds	12,514	12,836	14,411	14,384	12,787
Total assets under management	$264,558	$253,489	$263,069	$255,396	$268,800

Client assets under administration (A)	396,170	397,751	407,855	404,669	433,673
Total assets	$660,728	$651,240	$670,924	$660,065	$702,473
(A) Client assets under administration during second-quarter 2016 do not reflect $1.3 billion in Funds of Funds assets that were reported during fourth-quarter 2015.